Exhibit 99.1

Kimball International Announces Board Chair Appointment and Other Director Changes

JASPER, IN (October 30, 2018) - Kimball International, Inc. (NASDAQ: KBAL), today announced that the Board of Directors (the “Board”) of Kimball International, Inc. (the “Company”) at its October 30, 2018 meeting, appointed Kim Ryan as its new Chair of the Board effective November 1, 2018. Ms. Ryan replaces Bob Schneider, who is retiring effective October 31, after serving four years as both Chair and CEO of the Company.

Ms. Ryan has served as a member of the Kimball International Board since being appointed in 2014 and has participated as a member of the Audit Committee during the past four years. Her significant contributions as a Board member in the Company’s strategic planning alongside Mr. Schneider and the rest of the Board and senior management team, her contributions as an Audit Committee member in overseeing the Company’s financial and internal controls, risk management, compliance and cybersecurity policies, along with Ms. Ryan’s experience as a senior executive at Hillenbrand, Inc. have prepared her well for this new role. She will work closely with our newly announced CEO, Kristie Juster, to lead and oversee the Company’s next chapter, as it focuses on elevating growth and strategic initiatives to continue its success in increasing long-term shareholder value.

Ms. Ryan stated, “It is a great privilege and honor for me to be named Chair of the Board of Kimball International, which has such an incredible history and esteemed reputation in our markets. I am excited to lead this talented and strategic-minded group of directors with such strong skills and depth of experiences, and to work alongside Kristie Juster as she takes over as the new CEO of the Company. I look forward to working with them and the seasoned senior management team to propel Kimball International into the future as this next phase of its long history in building success for shareowners, customers, employees and the communities in which we operate commences.”

Retiring Chair and CEO Bob Schneider stated, “Kim has been a key member of our Board for the past four years, offering invaluable insight and perspective on our long-term strategic planning, corporate governance, and risk management. She has ably represented our Board for over four years and I am confident she will excel in the role of Chair of the Board.” Mr. Schneider continued, recalling his comments, made at the announcement in May 2018 of his plan to retire, when he indicated he would continue on the Board only to the extent he felt his continuity would be needed with a new CEO, “I’ve known Kristie for two and a half years as she provided input into our strategies and operations, and I am completely confident in her skills and cultural alignment with our long-standing Guiding Principles. That, combined with Kim as Chair of the Board, the rest of our Board of Directors and management team, all of whom have a deep understanding of our businesses and markets, allows me to step down from the Board completely, knowing that I am leaving this great Company and its future in extremely capable hands to pursue the next phase of growth. Given the continuity we have, I feel this is very good governance for the retiring CEO to step down from the Board, and I will be doing so effective with the close of business on October 31, 2018.”

Additionally, as a result of the appointment of the independent Chair of the Board, and as permitted by the Company’s By-laws, the Board discontinued the position of Lead Independent Director. Pat Connolly will continue to serve on the Audit Committee, assuming the role as its Chair, while Susan Frampton will assume the role of Chair of the Compensation and Governance Committee, on which she has served as a member for the past 2 ½ years. The Board has also determined that it will commence a search for a new director to be added to the Board in the next several months to replace the director position held by Mr. Schneider. As of November 1, 2018, the Board of Kimball International will decrease from eight members to seven, until such time as a new director is selected and appointed by the Board.

About Kimball International, Inc.

Kimball International creates design driven, innovative furnishings sold through our family of brands: Kimball, National, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Our values and integrity are demonstrated daily by living our Guiding Principles and creating a culture of caring that establishes us as an employer of choice. “We Build Success” by establishing long-term relationships with customers, employees, suppliers, shareowners and the communities in which we operate. For more information, visit us online at www.kimballinternational.com.